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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

         The following are significant subsidiaries of the Company at December 31, 1997.

         NAME                               JURISDICTION                                ALSO "DOING BUSINESS AS"
         ----                               ------------                                ------------------------

Dollar Rent A Car Systems, Inc.             Oklahoma                                    Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.             Oklahoma                                    Thrifty Car Rental

Rental Car Finance Corp.                    Oklahoma                                             N/A


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